Exhibit 99.1

Text of Press Release

[WAL MART LOGO]

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Investor Relations 479/273-8446
Jay Fitzsimmons 479/273-6445
Jenifer Webb 479/277-9558

Media Relations Contact
Tom Williams 479/277-0609

Wal-Mart Reports April Sales

BENTONVILLE, Ark., May 8, 2003 —- Wal-Mart Stores, Inc. reported net sales for the four-week period ending May 2, 2003, of $18.562 billion, an increase of 12.2 percent over the $16.538 billion in the similar period in the prior year. Sales for the thirteen-week period were $58.369 billion, an increase of 9.9 percent over $53.100 billion in the similar period in the prior year.

On May 2, Wal-Mart Stores, Inc. announced that it had entered into an agreement to sell McLane Company, Inc. (“McLane”), a wholly owned subsidiary. The amounts disclosed above do not include McLane sales for the comparative periods. If McLane sales were included, the sales increase would be 11.4 percent and 9.3 percent for the four-week and thirteen-week period respectively.

The Wal-Mart division’s sales for the four-week period were $12.621 billion, up 12.2 percent over sales of $11.250 billion in the similar prior-year period. The division’s sales for the thirteen weeks of $39.690 billion were up 9.3 percent over the $36.303 billion in the similar prior-year period.

SAM’S CLUB sales for the four-week period were $2.494 billion, up 6.8 percent over sales of $2.336 billion in the similar prior-year period. Club sales for the thirteen weeks of $8.016 billion were up 7.5 percent over the $7.459 billion in the similar prior-year period.

The International division’s sales for the four-week period were $3.447 billion, up 16.8 percent over sales of $2.952 billion in the similar prior-year period. The division’s sales for the thirteen weeks of $10.663 billion were up 14.2 percent over the $9.339 billion in the similar prior-year period.

Comparable sales for the period ending May 2, 2003, were as follows:

	4 Weeks		13 Weeks
	This Year	Last Year	This Year	Last Year
Wal-Mart	5.1%	3.2%	2.5%	8.4%
SAM’S CLUB	2.0%	4.0%	2.4%	5.4%

Total US Retail	4.6%	3.3%	2.5%	7.8%

Despite lower than planned sales, the Company now expects earnings for the first quarter ending April 30, 2003 to be at the high end of our previously stated guidance of $0.40 to $0.42 per share. Results for the first fiscal quarter will be announced on May 13, 2003.

Our earnings release for the first fiscal quarter is scheduled for Tuesday, May 13, 2003 before the NYSE opens. The dial-in number for the earnings call is 402-998-1748 and will be available for 36 hours after quarterly earnings are announced. The information included in this release and the script of our prerecorded phone call are available on our website at www.walmartstores.com, news, news releases, sales and summaries.

As of April 30, 2003, the Company had 1,536 Wal-Mart stores, 1,309 Supercenters, 526 SAM’S CLUBS and 51 Neighborhood Markets in the United States. Internationally, the Company operated units in Argentina (11), Brazil (23), Canada (213), China (26), Germany (94), South Korea (15), Mexico (602), Puerto Rico (54) and United Kingdom (259).

Wal-Mart also owns a 35% interest in Seiyu, Ltd. with options to purchase up to 66.7% of that company. Seiyu operates over 400 stores located throughout Japan.

Wal-Mart employs approximately 1.1 million associates in the United States and approximately 300,000 internationally. Its securities are listed on the New York and Pacific stock exchanges under the symbol WMT.

This release contains statements that Wal-Mart believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These forward-looking statements generally can be identified by use of phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other similar words or phrases. Similarly, descriptions of our objectives, strategies, plans, goals or targets are also forward-looking statements. These statements discuss, among other things, expected growth, future revenues, future cash flows, future performance and the anticipation and expectations of Wal-Mart and its management as to future occurrences and trends. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including, the cost of goods, competitive pressures, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, interest rate fluctuations and other capital market conditions, and other risks. We discuss certain of these matters more fully in other of our filings with the SEC, including our Annual Report on Form 10-K for our fiscal year 2003, which was filed with the SEC on April 15, 2003; this release should be read in conjunction with our Annual Report on Form 10-K, and together with all our other filings, including Current Reports on Form 8-K, made with the SEC through the date of this report. You are urged to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements. As a result of these matters, including changes in facts, assumptions not being realized or other circumstances, our actual results may differ materially from historical results or from anticipated results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are made only as of the date of this report and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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